Exhibit 11
                                   Exhibit 11

SHARPER IMAGE CORPORATION
STATEMENTS RE: COMPUTATION OF EARNINGS PER SHARE

                                                          Three Months Ended
                                                              April 30,
Dollars in thousands, except per share amounts        1996    ---------   1995
                                                      ----                ----


Net Loss                                      $      (2,221)        $      (933)


Average shares of common stock
  outstanding during the period                   8,252,124           8,250,157

Add:
Incremental shares from assumed
  exercise of stock options (Primary)                     *                   *
                                                  8,252,124           8,250,157
                                               =============        ============


Primary loss per share                         $      (0.27)        $     (0.11)
                                               =============        ============




Average shares of common stock
   outstanding during the period                   8,252,124          8,250,157

Add:
Incremental shares from assumed
  exercise of stock options (Fully-diluted)               *                   *
                                                  8,252,124           8,250,157
                                               =============        ============


Fully-diluted loss per share                    $     (0.27)         $    (0.11)
                                               =============        ============





*Incremental shares from assumed exercise of stock options are antidilutive for primary and fully diluted loss per share, and therefore not presented.


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